UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                                 FORM 8-K


                  CURRENT REPORT PURSUANT TO SECTION 13
              OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of report (date of earliest event reported): March 13, 2000


                      Commission file number 0-19198


                 FIRST DEARBORN INCOME PROPERTIES L.P. II
           (Exact name of registrant as specified in its charter)


      Delaware                                             36-3591517
(State of organization)                     (IRS Employer Identification No.)


154 West Hubbard Street, Suite 250, Chicago, IL           60610
(Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code (312) 464-0100



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Item 2.  Acquistion or Disposition of Assets

On March 13, 2000, Sycamore Mall Associates, an Illinois general partnership ("Sycamore Mall") in which the registrant, First Dearborn Income Properties L.P. II, (thr "Partnership"), owns a 50% interest, conveyed its sole asset, Sycamore Mall Shopping Center in Iowa City, Iowa, to Woodmen of the World Life Insurance Society ("Woodmen"), the property's mortgage lender. This conveyance was in return for total satisfaction of liabilities in the amount of $4,741,517.10. In addition, Woodmen payed all closing cost of the conveyance and reimbursed Sycamore Mall $9,050.14 for expenses it incurred for surveying and environmental site assesment. The total liability of $4,741.517.10 is comprised of $4,258,223.52 principal amount, plus accrued interest and prepayment penalties in the amount of $483,293.58.

This conveyance was negotiated with Woodmen in lieu of threatened foreclousure. The property has continued to decline in occupancy since 1996 when Sears Roebuck vacated the shopping center. Although many negotians took place with various potential tenants, no economic transaction was ever concluded for a major tenat. A new regional mall was opened in the Iowa City market. This made it very difficult to attract new tenants. As of December 31, 1999, occupancy was 54%, which did not allow for sufficient cash flow to cover debt service and operating expenses. Several attempts were made to sell the property, with the final attempt being an auction. Sale prices were not obtainable which would be in excess of the mortgage indebtedness. Therefore, the conveyeance in lieu of foreclosure was determined to be the best alternative for the investment.

No gain or loss is to be recognized on the transaction since the property has been adjusted as of December 31, 1999 to reflect the valuation of the property. No net proceeds were received from the tansaction other than the $9,050 reimbursement of certain costs. This is the only consolidated property owned by the Partnership, therefore the only remaining investment is the 23.97% inerest in Evanston Galleria.

The Evanston Galleria property is under contract for sale. If this sale is consummated during 2000, then it is expected that the Partnership will be liquidated prior to December 31, 2000.




SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


	FIRST DEARBORN INCOME PROPERTIES L.P. II
	(Registrant)


	By:  FDIP, Inc.
	(Managing General Partner)



March 24, 2000	By:  Robert S. Ross
	President
	(Principal Executive Officer)




March 24, 2000	By:  Bruce H. Block
	Vice President
	(Principal Financial Officer)